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                                   EXHIBIT 99

                                  Press Release



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Investor Relations Contact:
Bruce Goodman                                                       Bruce Boyle
(215) 988-4683                                                   (215) 988-4641

                                 NATIONAL MEDIA
                           SIGNS DEFINITIVE AGREEMENT
                     WITH INVESTOR GROUP LED BY STEVE LEHMAN

                        Steve Lehman Named as Acting CEO

PHILADELPHIA, PA, August 13 1998 -- National Media Corporation (NYSE: NM) today announced that it has executed a definitive agreement with NM Acquisition Co., LLC, an investor group led by Stephen C. Lehman, regarding an aggregate $30-32 million investment by the group. In connection with the execution of the definitive agreement regarding the investment, NM Acquisition Co., LLC, consummated the acquisition of a $10 million position in the Company's outstanding Series D Preferred Stock. The Company had previously announced the investment on July 16, 1998, when a Letter of Intent was signed.

Effective upon execution of the definitive agreement, National Media also named Mr. Lehman as the Company's Acting CEO. Mr. Lehman, along with Eric Weiss and Andrew Schuon, was also named to the Company's Board of Directors.

Mr. Lehman, said "We intend to be a very shareholder-oriented company and recognize that full communication with our shareholders is essential if we are to reward their trust and build their confidence. In particular, we look forward to communicating our vision and new platform, along with our accomplishments and our goals. I am extremely enthusiastic about the opportunities for National Media and appreciate the support and enthusiasm with which the investment community has welcomed our involvement with the Company.

"It is both significant and gratifying that National Media's new management team is personally investing more than $5 million", added Mr. Lehman. "This investment not only expresses the confidence of the senior executives in the future of National Media, but aligns the interests of the management team squarely with those of our other shareholders."

The consummation of the definitive agreement is subject to shareholder approval and certain regulatory approvals. It is anticipated that the agreement will be consummated during the fall of 1998, following a shareholder meeting to be held to vote on the transaction.

National Media Corporation (NYSE: NM) is the world's largest publicly held direct response television company and is an innovative leader in the growing world of electronic commerce. It broadcasts more than 3,000 half-hours of programming each week, reaches 90 percent of television homes in the United States, and brings its programming to more than 370 million television households in more than 70 countries worldwide.

                                     -MORE-


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August 13 1998
Page 2

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to consummation of the transaction, anticipated future revenues of the Company and success of current product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. For a description of additional risks and uncertainties, please refer to the Company's filings with the Securities and Exchange Commissions, including Forms 10-K and 10-Q.

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